Exhibit 99.1
PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Peter J. Meier, CFO
	Phone:	(610) 359-6903
	Fax:	(610) 359-6908

ALLIANCE BANCORP, INC. OF PENNSYLVANIA REPORTS FOURTH QUARTER AND YEAR END RESULTS AND REGULAR QUARTERLY CASH  DIVIDEND

Broomall, Pennsylvania.  January 25, 2012 – Alliance Bancorp, Inc. of Pennsylvania (the “Company”) (NASDAQ Global Market:  ALLB) announced today its results for the quarter and year ended December 31, 2011.  The Company also announced that its Board of Directors declared a regular quarterly cash dividend on the common stock of the Company of $.05 per share, payable on February 24, 2012 to shareholders of record at the close of business on February 10, 2012.

The Company reported net income of $608,000 or $.11 per share for the quarter ended December 31, 2011 as compared to net income of $606,000 or $.11 per share for the quarter ended December 31, 2010.  Net interest income increased $109,000 or 3.1% to $3.6 million and other income decreased $51,000 or 20.9% to $193,000 for the quarter ended December 31, 2011 as compared to the same period in 2010.  Other expenses increased $9,000 or 0.3% to $2.8 million and the provision for loan losses increased $25,000 to $225,000 for the quarter ended December 31, 2011 as compared to the same period in 2010.  Lastly, income tax expense of $153,000 was recorded for the quarter ended December 31, 2011 as compared to $131,000 for the same period in 2010 due to a higher amount of taxable income in the 2011 quarter.

The increase in net interest income was primarily due to a $383,000 or 30.0% decrease in interest expense on customer deposits primarily as a result of a decrease in rates paid which was partially offset by a decrease in interest income of $274,000 or 5.8% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s former mutual holding company due to the successful completion of the Company’s reorganization and stock offering in January 2011 and the elimination of the mutual holding company.  The increase in other expenses primarily resulted from higher amounts of salaries and benefits, advertising and marketing costs and professional fees, which were mostly offset by lower amounts of occupancy and equipment expense, FDIC deposit insurance premiums and other noninterest expenses.  The increase in the provision for loan losses in the fourth quarter of 2011 compared to the fourth quarter of 2010 was primarily due to $287,000 in charge-offs and updated valuations of collateral securing certain real estate construction and commercial real estate loans.

For the year ended December 31, 2011, net income amounted to $1.15 million or $.21 per share as compared to net income of $1.08 million or $.20 per share for the year ended December 31, 2010.  Net interest income increased $1.2 million or 9.1% to $14.6 million and other income decreased $358,000 or 33.0% to $726,000 for the year ended December 31, 2011 as compared to the same period in 2010.  Other expenses decreased $396,000 or 3.5% to $11.0 million and the provision for loan losses increased $1.1 million to $3.2 million for the year ended December 31, 2011 as compared to $2.1 million for the same period in 2010.  Lastly, an income tax benefit of $79,000 was recorded for the year ended December 31, 2011 as compared to an income tax benefit of $128,000 for the same period in 2010.

The increase in net interest income was primarily due to a $2.3 million or 36.2% decrease in interest expense on customer deposits and FHLB advances as a result of a decrease in rates paid and the repayment of all outstanding FHLB advances in 2010.  These decreases were partially offset by a decrease in interest income of $1.1 million or 5.7% primarily due to lower yields on interest-earning assets.  The decrease in other income was primarily due to the elimination of management fees received from the Company’s former mutual holding company due to the completion of the Company’s reorganization and stock offering in January 2011.  The decrease in other expenses primarily resulted from decreases in occupancy and equipment expense, professional fees, FDIC deposit insurance premiums and the provision for loss on other real estate owned.  These decreases were partially offset by increases in salaries and benefits, advertising and marketing costs and other noninterest expenses.  The increase in the provision for loan losses in 2011 compared to 2010 primarily resulted from $3.7 million in charge-offs taken in the third quarter of 2011 on two non-accrual real estate construction loans as previously reported.

The Company’s total assets increased $15.0 million or 3.3% to $469.5 million at December 31, 2011 as compared to $454.5 million at December 31, 2010.  Cash and cash equivalents increased $34.0 million or 54.9% to $95.9 million and investment and mortgage-backed securities decreased $21.0 million or 27.1% to $56.5 million.  In addition, net loans receivable decreased $759,000 to $285.3 million at December 31, 2011.  Customer deposits decreased $8.5 million or 2.2% to $376.0 million while borrowings decreased $3.5 million or 47.5% to $3.9 million at December 31, 2011.  Total stockholders’ equity increased $34.0 million or 69.4% to $83.0 million or 17.7% of total assets as of December 31, 2011 compared to $49.0 million or 10.8% of total assets at December 31, 2010, primarily as a result of the net proceeds received from the stock offering completed in January 2011.

Nonperforming assets decreased $2.0 million to $17.0 million or 3.63% of total assets at December 31, 2011 as compared to $19.0 million or 4.17% of total assets at December 31, 2010.  The nonperforming assets at December 31, 2011 included $14.4 million in nonperforming loans and $2.6 million in other real estate owned.  The decrease in nonperforming assets in 2011 was primarily due to a $3.7 million decrease in nonperforming real estate construction loans that was primarily due to the $3.7 million in charge-offs taken in the third quarter of 2011.  In addition, other changes in nonperforming assets included an $88,000 decrease in other real estate owned, a $690,000 increase in nonperforming single-family residential real estate loans, a $888,000 increase in non-performing commercial real estate loans, a $7,000 increase in non-performing commercial business loans and a $277,000 increase in non-performing student loans as of December 31, 2011.  Overall, nonperforming loans included $3.1 million in single-family residential real estate loans, $3.0 million in commercial real estate loans, $7.7 million in real estate construction loans, $81,000 in commercial business loans and $561,000 in student loans which are fully guaranteed by the U.S. Government.  The allowance for loan losses amounted to $4.0 million or 27.7% of nonperforming loans at December 31, 2011 as compared to $5.1 million or 31.2% of non-performing loans at December 31, 2010.

President and CEO Dennis D. Cirucci stated that “We are pleased with the substantial improvement in net interest income in 2011, which provided the support to allow for $2.9 million in loan charge-offs (net of taxes) and still report a positive net income for the year.”  He added that “The management team remains laser focused on resolution of all troubled loans in the portfolio and the continued improvement in earnings.”

Alliance Bancorp, Inc. of Pennsylvania is the holding company for Alliance Bank, a Pennsylvania chartered, FDIC-insured savings bank headquartered in Broomall, Pennsylvania.  Alliance Bank operates nine full-service branch offices located in Delaware and Chester Counties, Pennsylvania.

This news release contains forward-looking statements.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts.  They often include the words “believe,” “expect,” “anticipate,” “intend’” “plan,” “estimate” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.”

Forward-looking statements, by their nature, are subject to risks and uncertainties.  A number of factors – many of which are beyond the Company’s control – could cause actual conditions, events or results to differ significantly from those described in the forward-looking statements.  The Company’s reports filed from time-to-time with the Securities and Exchange Commission describe some of these factors, including general economic conditions, changes in interest rates, deposit flows, the cost of funds, changes in credit quality and interest rate risks associated with the Company’s business and operations.  Forward-looking statements speak only as of the date they are made.  The Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made or to reflect the occurrence of unanticipated events.

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ALLIANCE BANCORP, INC. OF PENNSYLVANIA

UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended			Year Ended
	December 31,			December 31,
	2011	2010		2011	2010
Interest income	$4,473	$4,747		$18,677	$19,797
Interest expense	895	1,278		4,104	6,434
Net interest income	3,578	3,469		14,573	13,363
Provision for loan losses	225	200		3,250	2,120
Other income	193	244		726	1,084
Other expenses	2,785	2,776		10,979	11,375
Income before income tax expense (benefit)	761	737		1,070	952
Income tax expense (benefit)	153	131		(79)	(128)
Net income	$608	$606		$1,149	$1,080

Basic earnings per share	$0.12	$0.11	*	$0.22	$0.20	*

Dilutive earnings per share	$0.11	$0.11	*	$0.21	$0.20	*

*Basic and dilutive earnings per share for the prior periods have been adjusted to reflect the impact of the second-step conversion and reorganization of the Company, which occurred in January 2011.

UNAUDITED SELECTED CONSOLIDATED FINANCIAL DATA
(In thousands)

	At December 31,
	2011	2010
Total assets	$469,487	$454,476
Cash and cash equivalents	95,852	61,891
Investment and mortgage-backed securities	56,548	77,574
Loans receivable - net	285,297	286,056
Deposits	376,048	384,595
Borrowings	3,878	7,384
Total stockholders' equity	82,995	48,991

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